Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Harmonic Inc. 2002 Employee Stock Purchase Plan of our reports dated February 28, 2023, with respect to the consolidated financial statements of Harmonic Inc. and the effectiveness of internal control over financial reporting of Harmonic Inc. included in the Annual Report on Form 10-K, as amended by Form 10-K/A, for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
San Jose, California
November 3, 2023